2000 Westchester Avenue, Purchase, New York10577 •(914) 701-8000

FOR IMMEDIATE RELEASE

Contacts: Dan Loh (Investors) –(914) 701-8200

Bonnie Rodney (Media) – (914) 701-8580

Atlas Air Worldwide
Announces Agreement with Amazon
To Provide Air Transport Service

Service to Include 20 B767-300 Aircraft with a Lease Term of 10 Years

Amazon Granted Rights to Acquire AAWW Equity

PURCHASE, N.Y., May 5, 2016 – Atlas Air Worldwide Holdings, Inc. (Nasdaq: AAWW) announced today that it will provide air cargo services to support Amazon’s (Nasdaq: AMZN) package deliveries to its customers. The new agreements are expected to be meaningfully accretive to Atlas Air Worldwide’s earnings and cash flows over time.

“We are excited to begin a strategic long-term relationship with Amazon to support the continuing expansion of its e-commerce business and to enhance its customer delivery capabilities,” said President and Chief Executive Officer William J. Flynn. “We appreciate Amazon’s confidence in our capabilities, global scale and operating excellence.”

The long-term commercial agreements will include the operation of 20 B767-300 converted freighters for Amazon on a CMI (crew, maintenance and insurance) basis by Atlas Air Worldwide’s airline subsidiary, Atlas Air, Inc., as well as dry leasing by its Titan Aviation leasing unit. The dry leases will have a term of 10 years, while the CMI operations will be for seven years (with extension provisions for a total term of 10 years). Operations under the agreements are expected to begin in the second half of 2016 and ramp up to full service through 2018.

“We are excited to welcome a great provider, Atlas Air, to support package delivery to the rapidly growing number of Prime members who love ultra-fast delivery, great prices and vast selection from Amazon,” said Dave Clark, Amazon’s senior vice president of worldwide operations.

As part of the inherent value creation and to align interests and strengthen the long-term relationship, Atlas Air Worldwide granted Amazon warrants to acquire up to 20 percent (after the issuance) of AAWW’s common shares at a price of $37.50 per share over a period of five years, with vesting tied in part to the commencement of operations of the 20 B767-300 freighter aircraft and other conditions.

The agreements also provide for future growth of the relationship as Amazon may increase its business with Atlas. Atlas Air Worldwide granted Amazon warrants to acquire up to an additional 10 percent (after the issuance) of AAWW’s common shares at the same exercise price, over a period of seven years, with vesting tied to payments made by Amazon in connection with that business.

Morgan Stanley & Co. LLC is serving as financial advisor and Cravath, Swaine & Moore LLP is serving as legal advisor, both to Atlas Air Worldwide, in connection with the transaction.

About Atlas Air Worldwide:

Atlas Air Worldwide is a leading global provider of outsourced aircraft and aviation operating services. It is the parent company of Atlas Air, Inc. (Atlas), Southern Air Holdings, Inc. (Southern Air) and Titan Aviation Holdings, Inc. (Titan), and is the majority shareholder of Polar Air Cargo Worldwide, Inc. (Polar). Atlas Air Worldwide’s companies operate the world’s largest fleet of Boeing 747 freighter aircraft and provide customers the broadest array of 747, 777, 767, 757 and 737 aircraft for domestic, regional and international applications.

Atlas, Southern Air, Titan and Polar offer a range of outsourced aircraft and aviation operating services that include ACMI service – in which customers receive an aircraft, crew, maintenance and insurance on a long-term basis; CMI service – in which customers receive crew, maintenance and insurance but not an aircraft; express network and airport-to-airport cargo service; cargo and passenger charters; and dry leasing of aircraft and engines.

Atlas Air Worldwide’s press releases, SEC filings and other information may be accessed through the Company’s home page, www.atlasair.com.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect Atlas Air Worldwide’s current views with respect to certain current and future events and financial performance. Such forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the operations and business environments of Atlas Air Worldwide and its subsidiaries (collectively, the “companies”) that may cause the actual results of the companies to be materially different from any future results, express or implied, in such forward-looking statements.

Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: our ability to effectively operate the network service contemplated by our agreement with Amazon, including the cost and timing of securing any aircraft necessary to fulfill our agreement; our ability to obtain any shareholder approvals that may be required with respect to the equity arrangements expressed in our agreement with Amazon; the ability of the companies to operate pursuant to the terms of their financing facilities; the ability of the companies to obtain and maintain normal terms with vendors and service providers; the companies’ ability to maintain contracts that are critical to their operations; the ability of the companies to fund and execute their business plan; the ability of the companies to attract, motivate and/or retain key executives and associates; the ability of the companies to attract and retain customers; the continued availability of our wide-body aircraft; demand for cargo services in the markets in which the companies operate; economic conditions; the effects of any hostilities or act of war (in the Middle East or elsewhere) or any terrorist attack; labor costs and relations; financing costs; the cost and availability of war risk insurance; our ability to maintain adequate internal controls over financial reporting; aviation fuel costs; security-related costs; competitive pressures on pricing (especially from lower-cost competitors); volatility in the international currency markets; weather conditions; government legislation and regulation; consumer perceptions of the companies’ products and services; anticipated and future litigation; and other risks and uncertainties set forth from time to time in Atlas Air Worldwide’s reports to the United States Securities and Exchange Commission.

For additional information, we refer you to the risk factors set forth under the heading “Risk Factors” in the most recent Annual Report on Form 10-K and subsequent reports on Form 10-Q filed by Atlas Air Worldwide with the Securities and Exchange Commission. Other factors and assumptions not identified above may also affect the forward-looking statements, and these other factors and assumptions may also cause actual results to differ materially from those discussed.

Atlas Air Worldwide assumes no obligation to update such statements contained in this release to reflect actual results, changes in assumptions or changes in other factors affecting such estimates other than as required by law.

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